Exhibit 99

Best Buy Reports Third Quarter Results
Enterprise Comparable Sales Increased 4.4%
Diluted EPS of $0.78 Increased 30%
Raising FY18 Financial Outlook

MINNEAPOLIS, November 16, 2017 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the third quarter ended October 28, 2017 (“Q3 FY18”), as compared to the third quarter ended October 29, 2016 (“Q3 FY17”). The company reported diluted earnings per share from continuing operations of $0.78, an increase of 30% from $0.60 in Q3 FY17.

	Q3 FY18	Q3 FY17[1]
Revenue ($ in millions)[2]
Enterprise	$9,320	$8,945
Domestic segment	$8,491	$8,192
International segment	$829	$753
Enterprise comparable sales % change	4.4%	1.8%
Domestic comparable sales % change	4.5%	1.8%
Domestic comparable online sales % change	22.3%	24.1%
International comparable sales % change	3.8%	N/A
Operating Income:
GAAP operating income as a % of revenue	3.8%	3.5%
Non-GAAP operating income as a % of revenue	3.7%	3.5%
Diluted Earnings per Share ("EPS"):
GAAP diluted EPS from continuing operations	$0.78	$0.60
Non-GAAP diluted EPS from continuing operations	$0.78	$0.60
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“In the third quarter, we delivered strong top and bottom line results with 4.4% comparable sales growth and 30% EPS growth,” said Hubert Joly, Best Buy chairman and CEO. “Technology innovation is fueling demand and our strategy is resonating with our customers. We are also making significant progress against our Best Buy 2020 strategy and are excited about the opportunities for long-term value creation. And while we are investing in key initiatives and capabilities, we are also able to generate significant returns for our shareholders through the growth of our EPS and our capital allocation strategy.”

Joly continued, “Our Q3 results include the negative impact of two significant factors. First, despite our moderate expectations for mobile phone launches in the quarter, revenue in the mobile category was materially lower than expected. This was due to the fact that a major new phone did not launch until November, which is in our Q4. The related revenue impact in the quarter was more than $100 million. Second, like most retailers, we felt the impact of the natural disasters in south Texas, Florida, Puerto Rico and Mexico. We estimate the loss of revenue impacted our Enterprise comparable sales by 15 to 20 basis points, and that the related costs negatively impacted our EPS by approximately $0.03.”

Joly concluded, “Looking ahead, we are very excited about our plans for holiday, including a curated assortment of great new technology products, free shipping with no minimums, and a range of new capabilities such as our new in-home advisor program, an updated gift center, and same-day delivery in 40 cities. We believe we are well positioned for a successful season and therefore, we are raising our financial outlook for the fourth quarter and for the year. I would like to thank all of our associates for their work this last quarter, and for what they will do this holiday season.”

Best Buy CFO Corie Barry commented, “Today we are raising our full year revenue growth outlook to 4.0% to 4.8% versus our previous outlook of approximately 4.0% and raising our non-GAAP operating income growth outlook to 7.0% to 9.5%3 versus our previous outlook of 4.0% to 9.0%.”

Barry continued, “As a result, we are raising our Q4 outlook versus what was implied in the expectations provided on our last earnings call. Our Q4 guidance reflects a number of factors. First, as we discussed last quarter, we made strategic decisions to proactively make additional investments in the back half of the year to continue to drive the Best Buy 2020 strategy forward. Those additional investments are in areas such as customer choice in shipping, eCommerce and our long-term strategic vision for supply chain. Second, the outlook includes approximately $20 million, or $0.04 per share, of lower profit sharing benefit than we received in Q4 FY17. Third, our fourth quarter and full year performance is expected to result in higher incentive compensation expenses in the fourth quarter compared to last Q4. This higher incentive compensation is due to both better performance this year, and the fact that we are lapping a reversal of incentive compensation expense in Q4 FY17 that adjusted accruals from earlier quarters of the year. Fourth, the extra week in the quarter adds approximately $100 million of additional SG&A expense.”

Barry concluded, “So far this year we have returned $1.45 billion in cash to our shareholders, including $1.14 billion in share repurchases and $310 million in dividends. We are pleased to announce that we are planning to spend approximately $2 billion on share repurchases this fiscal year, versus our original expectation of $1.5 billion.”

FY18 Financial Guidance

Note: FY18 has 53 weeks compared to 52 weeks in FY17. The extra week occurs in Q4 FY18.

Best Buy is providing the following Q4 FY18 financial outlook:

•	Enterprise revenue of $14.2 billion to $14.5 billion

•	Enterprise comparable sales growth of 1.0% to 3.0%

•	Domestic comparable sales growth of 1.0% to 3.0%

•	International comparable sales change of flat to 3.0%

•	Non-GAAP effective income tax rate of 36.0% to 36.5%[3]

•	Diluted weighted average share count of approximately 296 million

•	Non-GAAP diluted EPS of $1.89 to $1.99[3]

Best Buy is raising its full year FY18 financial outlook to the following:

•	Enterprise revenue of $41.0 billion to $41.3 billion, or growth of 4.0% to 4.8%

•	Enterprise non-GAAP operating income growth rate of 7.0% to 9.5%[3]

•	Enterprise non-GAAP effective income tax rate of approximately 34.5%[3]

•	On a 52-week basis, Enterprise revenue growth of approximately 3.0%

•	On a 52-week basis, Enterprise non-GAAP operating income growth rate of 3.0% to 6.5%[3]

Domestic Segment Third Quarter Results

Domestic Revenue
Domestic revenue of $8.5 billion increased 3.6% versus last year driven by comparable sales growth of 4.5%, partially offset by the loss of revenue from 10 large format and 44 Best Buy Mobile store closures.

From a merchandising perspective, the company generated growth across almost all of its categories, with the largest drivers of comparable sales being appliances, computing and smart home.

Domestic online revenue of $1.1 billion increased 22.3% on a comparable basis primarily due to higher conversion rates and higher average order values. As a percentage of total Domestic revenue, online revenue increased 190 basis points to 12.7% versus 10.8% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was flat versus last year at 24.7%. Improved margin rates across multiple categories were offset by an approximately 25-basis point negative impact from lapping the $25 million Q3 FY17 periodic profit sharing benefit from the company’s service plan portfolio.4

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.75 billion, or 20.6% of revenue, versus $1.72 billion, or 21.0% of revenue, last year. SG&A increased $31 million primarily due to (1) expected increases in growth investments; (2) higher advertising expenses; and (3) higher variable costs due to increased revenue. These increases were partially offset by the flow-through of cost reductions. The rate decrease was driven by sales leverage.

International Segment Third Quarter Results

International Revenue
International revenue of $829 million increased 10.1%. This increase was primarily driven by (1) approximately 530 basis points of positive foreign currency impact; and (2) comparable sales growth of 3.8% due to growth in both Canada and Mexico.

International Gross Profit Rate
International gross profit rate was 22.2% versus 24.3% last year. The 210-basis point decline was primarily driven by a lower year-over-year gross profit rate in Canada due to lower sales in the higher-margin services category primarily driven by the launch of Canada’s total tech support offer, a long-term recurring revenue model.

International SG&A
International SG&A expenses were $181 million, or 21.8% of revenue, versus $170 million, or 22.6% of revenue, last year. The increase of $11 million was primarily driven by the negative impact of foreign exchange rates. The rate decrease was primarily driven by sales leverage.

Share Repurchases and Dividends

During Q3 FY18, the company returned a total of $469 million to shareholders through share repurchases and dividends. On a year-to-date basis, the company has returned a total of $1.45 billion to shareholders through share repurchases and dividends.

On March 1, 2017, the company announced the intent to spend $3 billion on share repurchases over a two-year period. In Q3 FY18, the company repurchased 6.4 million shares for a total of $367 million. On a year-to-date basis, the company has repurchased 21.8 million shares for a total of $1.14 billion. The company’s cumulative share repurchases, net of dilution from equity based awards, positively benefitted diluted EPS by approximately $0.04 in Q3 FY18.

On October 10, 2017, the company paid a quarterly dividend of $0.34 per common share outstanding, or $102 million.

Income Taxes - Adoption of Stock-Based Compensation Accounting Changes

In Q1 FY18, the company adopted Accounting Standards Update ("ASU") 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which now requires all differences between the tax value and the book value for stock-based compensation to be recognized as either income tax expense or benefit as the shares vest or options are exercised or cancelled. The impact of this change on Q3 FY18 was a benefit of approximately $14 million, or $0.05 of GAAP and non-GAAP diluted EPS. The year-to-date benefit is approximately $19 million, or $0.06 of GAAP and non-GAAP diluted EPS. Future impacts could be positive or negative depending on the stock price, shares vested, or options exercised or cancelled in a given quarter. The company’s current expectation is that the full year impact will be a benefit to income tax expense.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 16, 2017. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Beginning in Q1 FY18, the company is no longer excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. When the company began to execute its Renew Blue transformation in Q4 FY13, it adopted a change to non-GAAP reporting to exclude non-restructuring property and equipment impairment charges from non-GAAP results. From that point, until Q4 FY17, the company believed that reporting non-GAAP results that excluded these charges provided a supplemental view of the company's ongoing performance that was useful and relevant to its investors. Now that Renew Blue has ended and Best Buy 2020: Building The New Blue has officially launched, the company believes it is no longer necessary to adjust for non-restructuring property and equipment impairments in its non-GAAP reporting. The company believes that future such impairments will predominantly be immaterial and incurred in the ordinary scope of ongoing operations. Accordingly, commencing in Q1 FY18, the company began to no longer adjust for non-restructuring property and equipment impairments. Prior-period financial information included herein has been recast to conform with this presentation, including applicable income tax effects. A complete GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, is available on the company's investor relations website at www.investors.bestbuy.com.

(2) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales.

Beginning in Q4 FY17, the company resumed reporting International comparable sales and as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

(3) A reconciliation of the projected non-GAAP operating income, non-GAAP effective tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(4) In Q3 FY17, the Domestic business recorded a $25 million periodic profit sharing benefit from its services plan portfolio. In Q3 FY18, there was no profit sharing benefit recorded.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 24, 2017. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Revenue	$9,320	$8,945	$26,788	$25,921
Cost of goods sold	7,040	6,742	20,333	19,511
Gross profit	2,280	2,203	6,455	6,410
Gross profit %	24.5%	24.6%	24.1%	24.7%
Selling, general and administrative expenses	1,932	1,890	5,484	5,407
SG&A %	20.7%	21.1%	20.5%	20.9%
Restructuring charges	(2)	1	—	30
Operating income	350	312	971	973
Operating income %	3.8%	3.5%	3.6%	3.8%
Other income (expense):
Gain on sale of investments	—	—	—	2
Investment income and other	12	8	30	22
Interest expense	(20)	(16)	(57)	(54)
Earnings from continuing operations before income tax expense	342	304	944	943
Income tax expense	104	112	309	343
Effective tax rate	30.4%	36.7%	32.7%	36.4%
Net earnings from continuing operations	238	192	635	600
Gain from discontinued operations, net of tax	1	2	1	21
Net earnings	$239	$194	$636	$621

Basic earnings per share
Continuing operations	$0.80	$0.61	$2.09	$1.87
Discontinued operations	—	—	—	0.07
Basic earnings per share	$0.80	$0.61	$2.09	$1.94

Diluted earnings per share
Continuing operations	$0.78	$0.60	$2.05	$1.85
Discontinued operations	—	0.01	—	0.07
Diluted earnings per share	$0.78	$0.61	$2.05	$1.92

Dividends declared per common share	$0.34	$0.28	$1.02	$1.29

Weighted-average common shares outstanding
Basic	299.1	316.2	304.1	320.2
Diluted	305.4	320.0	310.6	323.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	October 28, 2017	October 29, 2016
ASSETS
Current assets
Cash and cash equivalents	$1,103	$1,341
Short-term investments	2,237	1,777
Receivables, net	971	1,174
Merchandise inventories	6,663	6,331
Other current assets	431	398
Total current assets	11,405	11,021
Property and equipment, net	2,352	2,298
Goodwill	425	425
Other assets	603	798
TOTAL ASSETS	$14,785	$14,542

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,587	$6,233
Unredeemed gift card liabilities	375	377
Deferred revenue	426	380
Accrued compensation and related expenses	331	308
Accrued liabilities	808	782
Accrued income taxes	80	43
Current portion of long-term debt	545	43
Total current liabilities	9,152	8,166
Long-term liabilities	697	791
Long-term debt	784	1,324
Equity	4,152	4,261
TOTAL LIABILITIES & EQUITY	$14,785	$14,542

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	October 28, 2017	October 29, 2016[1]
OPERATING ACTIVITIES
Net earnings	$636	$621
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	500	491
Restructuring charges	—	30
Stock-based compensation	97	82
Deferred income taxes	4	28
Other, net	(5)	(22)
Changes in operating assets and liabilities:
Receivables	413	79
Merchandise inventories	(1,811)	(1,369)
Other assets	(36)	(18)
Accounts payable	1,530	1,801
Other liabilities	(187)	(192)
Income taxes	62	(124)
Total cash provided by operating activities	1,203	1,407

INVESTING ACTIVITIES
Additions to property and equipment	(489)	(445)
Purchases of investments	(4,047)	(2,149)
Sales of investments	3,518	1,685
Proceeds from property disposition	2	56
Other, net	—	5
Total cash used in investing activities	(1,016)	(848)

FINANCING ACTIVITIES
Repurchase of common stock	(1,138)	(472)
Issuance of common stock	145	66
Dividends paid	(310)	(417)
Repayments of debt	(31)	(384)
Other, net	(1)	8
Total cash used in financing activities	(1,335)	(1,199)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	15	13
DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,133)	(627)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD[2]	2,433	2,161
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD[2]	$1,300	$1,534

(1)
Represents Condensed Consolidated Statement of Cash Flows as of October 29, 2016, recast to present the company's retrospective adoption of Accounting Standards Update ("ASU") 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, ASU 2016-15, Statement of Cash Flows: Classifications of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows: Restricted Cash. The adoption of the standards drove a $12 million increase to cash provided by operating activities, an $8 million decrease in cash used in investing activities, a $12 million increase in cash used in financing activities, a $185 million increase to the beginning cash balance and a $193 million increase to the ending cash balance.

(2)
The beginning and ending cash, cash equivalents and restricted balances are different than the cash and cash equivalents balance on the balance sheet due to the adoption of ASU 2016-18 described above. For FY17, the impact is a $185 million increase in the beginning balance and a $193 million increase in the ending balance. For FY18, the impact is a $193 million increase in the beginning balance and a $197 million increase in the ending balance. Restricted cash is recorded in Other current assets on the Condensed Consolidated Balance Sheets.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016[1]	October 28, 2017	October 29, 2016[1]
Revenue	$8,491	$8,192	$24,675	$23,910
Gross profit	$2,096	$2,020	$5,952	$5,901
SG&A	$1,751	$1,720	$4,993	$4,915
Operating income	$345	$298	$959	$959

Key Metrics
Comparable sales % change	4.5%	1.8%	3.8%	0.8%
Comparable online sales % change	22.3%	24.1%	25.3%	23.9%
Gross profit as a % of revenue	24.7%	24.7%	24.1%	24.7%
SG&A as a % of revenue	20.6%	21.0%	20.2%	20.6%
Operating income as a % of revenue	4.1%	3.6%	3.9%	4.0%

Non-GAAP Results
Gross profit	$2,096	$2,020	$5,952	$5,718
Gross profit as a % of revenue	24.7%	24.7%	24.1%	23.9%
SG&A	$1,751	$1,720	$4,993	$4,893
SG&A as a % of revenue	20.6%	21.0%	20.2%	20.5%
Operating income	$345	$300	$959	$825
Operating income as a % of revenue	4.1%	3.7%	3.9%	3.5%

International Segment Performance Summary	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016[1]	October 28, 2017	October 29, 2016[1]
Revenue	$829	$753	$2,113	$2,011
Gross profit	$184	$183	$503	$509
SG&A	$181	$170	$491	$492
Operating income	$5	$14	$12	$14

Key Metrics
Comparable sales % change[2]	3.8%	N/A	4.2%	N/A
Gross profit as a % of revenue	22.2%	24.3%	23.8%	25.3%
SG&A as a % of revenue	21.8%	22.6%	23.2%	24.5%
Operating income as a % of revenue	0.6%	1.9%	0.6%	0.7%

Non-GAAP Results
Gross profit	$184	$183	$503	$509
Gross profit as a % of revenue	22.2%	24.3%	23.8%	25.3%
SG&A	$181	$170	$491	$491
SG&A as a % of revenue	21.8%	22.6%	23.2%	24.4%
Operating income	$3	$13	$12	$18
Operating income as a % of revenue	0.4%	1.7%	0.6%	0.9%

(1)
Beginning in Q1 FY18, the company is no longer excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17 Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales as revenue in the International segment was once again determined to be comparable and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Consumer Electronics	31%	31%	3.5%	4.9%
Computing and Mobile Phones	48%	49%	3.5%	1.6%
Entertainment	6%	6%	4.1%	(9.4)%
Appliances	10%	9%	13.5%	3.0%
Services	5%	5%	3.2%	(1.8)%
Other	—%	—%	N/A	N/A
Total	100%	100%	4.5%	1.8%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment[1]	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Consumer Electronics	27%	28%	4.5%	N/A
Computing and Mobile Phones	52%	54%	0.6%	N/A
Entertainment	6%	6%	7.8%	N/A
Appliances	8%	5%	49.0%	N/A
Services	5%	6%	(15.1)%	N/A
Other	2%	1%	N/A	N/A
Total	100%	100%	3.8%	N/A

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation had a material impact on a year-over-year basis on the Canadian retail stores and the website and, as such, all store and website revenue was removed from the comparable sales base and International (comprised of Canada and Mexico) did not have a comparable metric from Q1 FY16 through Q3 FY17. From Q1 FY16 through Q3 FY17, Enterprise comparable sales were equal to Domestic comparable sales. Beginning in Q4 FY17, the company resumed reporting International comparable sales and, as such, Enterprise comparable sales are once again equal to the aggregation of Domestic and International comparable sales.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	October 28, 2017		October 29, 2016[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Operating Income	$345	4.1%	$298	3.6%
Restructuring charges	—	—%	2	—%
Non-GAAP operating income	$345	4.1%	$300	3.7%

International - Continuing Operations
Operating Income	$5	0.6%	$14	1.9%
Restructuring charges	(2)	(0.2)%	(1)	(0.1)%
Non-GAAP operating income	$3	0.4%	$13	1.7%

Consolidated - Continuing Operations
Operating income	$350	3.8%	$312	3.5%
Restructuring charges	(2)	—%	1	—%
Non-GAAP operating income	$348	3.7%	$313	3.5%

Income tax expense	$104		$112
Effective tax rate	30.4%		36.7%
Income tax impact of non-GAAP adjustments[2]	—		—
Non-GAAP income tax expense	$104		$112
Non-GAAP effective tax rate	30.4%		36.6%

Net earnings	$238		$192
Restructuring charges	(2)		1
Loss on investments, net	1		—
Non-GAAP net earnings	$237		$193

Diluted EPS	$0.78		$0.60
Non-GAAP diluted EPS	$0.78		$0.60

	Nine Months Ended		Nine Months Ended
	October 28, 2017		October 29, 2016[1]
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Gross Profit	$5,952	24.1%	$5,901	24.7%
CRT/LCD settlements[3]	—	—%	(183)	(0.8)%
Non-GAAP gross profit	$5,952	24.1%	$5,718	23.9%

SG&A	$4,993	20.2%	$4,915	20.6%
CRT/LCD settlement legal fees and costs[3]	—	—%	(22)	(0.1)%
Non-GAAP SG&A	$4,993	20.2%	$4,893	20.5%

Operating Income	$959	3.9%	$959	4.0%
Net CRT/LCD settlements[3]	—	—%	(161)	(0.7)%
Restructuring charges	—	—%	27	0.1%
Non-GAAP operating income	$959	3.9%	$825	3.5%

International - Continuing Operations
SG&A	$491	23.2%	$492	24.5%
Other Canada brand consolidation charges - SG&A4	—	—%	(1)	—%
Non-GAAP SG&A	$491	23.2%	$491	24.4%

Operating Income	$12	0.6%	$14	0.7%
Other Canada brand consolidation charges - SG&A4	—	—%	1	—%
Restructuring charges	—	—%	3	0.1%
Non-GAAP operating income	$12	0.6%	$18	0.9%

Consolidated - Continuing Operations
Gross Profit	$6,455	24.1%	$6,410	24.7%
CRT/LCD settlements[3]	—	—%	(183)	(0.7)%
Non-GAAP gross profit	$6,455	24.1%	$6,227	24.0%

SG&A	$5,484	20.5%	$5,407	20.9%
CRT/LCD settlement legal fees and costs[3]	—	—%	(22)	(0.1)%
Other Canada brand consolidation charges - SG&A4	—	—%	(1)	—%
Non-GAAP SG&A	$5,484	20.5%	$5,384	20.8%

Operating income	$971	3.6%	$973	3.8%
Net CRT/LCD settlements[3]	—	—%	(161)	(0.6)%
Other Canada brand consolidation charges - SG&A4	—	—%	1	—%
Restructuring charges	—	—%	30	0.1%
Non-GAAP operating income	$971	3.6%	$843	3.3%

Income tax expense	$309		$343
Effective tax rate	32.7%		36.4%
Income tax impact of non-GAAP adjustments[2]	2		(49)
Non-GAAP income tax expense	$311		$294
Non-GAAP effective tax rate	32.8%		36.3%

	Nine Months Ended	Nine Months Ended
	October 28, 2017	October 29, 2016[1]
	$ % of Rev.	$ % of Rev.
Net earnings	$635	$600
Net CRT/LCD settlements[3]	—	(161)
Other Canada brand consolidation charges - SG&A4	—	1
Restructuring charges	—	30
(Gain) loss on investments, net	6	(2)
Income tax impact of non-GAAP adjustments[2]	(2)	49
Non-GAAP net earnings	$639	$517

Diluted EPS	$2.05	$1.85
Per share impact of net CRT/LCD settlements[3]	—	(0.50)
Per share impact of other Canada brand consolidation charges - SG&A4	—	0.01
Per share impact of restructuring charges	—	0.09
Per share impact of (gain) loss on investments, net	0.02	(0.01)
Per share income tax impact of non-GAAP adjustments[2]	(0.01)	0.16
Non-GAAP diluted EPS	$2.06	$1.60

(1)
Beginning in Q1 FY18, the company is no longer excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast FY16 and FY17, by quarter, to reflect the previously excluded impairments now being included in non-GAAP SG&A. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(2)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates of 38.0% for the United States and 26.6% for Canada, applied to the non-GAAP adjustments of each country, which are detailed in the Domestic and International segment reconciliations above, respectively.

(3)
Represents cathode ray tube ("CRT") and LCD litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for additional information.

(4)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other-store related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	October 28, 2017[1]	October 29, 2016[1]
Net earnings	$1,243	$1,100
Total assets	13,760	13,554
ROA	9.0%	8.1%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	October 28, 2017[1]	October 29, 2016[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,852	$1,744
Operating income - discontinued operations	1	33
Total operating income	1,853	1,777
Add: Operating lease interest[2]	235	230
Add: Non-GAAP operating income adjustments[3]	9	(146)
Add: Investment income	46	28
Less: Income taxes[4]	(802)	(711)
Non-GAAP NOPAT	$1,341	$1,178

Average Invested Capital
Total assets	$13,760	$13,554
Less: Excess cash[5]	(3,185)	(2,834)
Add: Capitalized operating lease obligations[6]	3,910	3,834
Total liabilities	(9,334)	(9,208)
Exclude: Debt[7]	1,349	1,466
Average invested capital	$6,500	$6,812

Non-GAAP ROIC	20.6%	17.3%

(1)
Income statement accounts represent the activity for the trailing 12-months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four-quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for net CRT/LCD settlements, restructuring charges and other Canada brand consolidation charges in SG&A, and a discontinued operations adjustment for a gain on a property sale. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the "Reconciliation of Non-GAAP Financial Measures" schedule within our quarterly earnings releases. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Form 10-Q for the fiscal quarter ended July 29, 2017. Beginning in Q1 FY18, the company is no longer excluding non-restructuring property and equipment impairment charges from its non-GAAP financial metrics. To ensure its financial results are comparable, the company has recast the prior period calculations to reflect the previously excluded impairments now being included in non-GAAP NOPAT. For additional details, please refer to the GAAP to non-GAAP reconciliation for FY16 and FY17, by quarter, which is available on the company's investor relations website at www.investors.bestbuy.com.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which is primarily made up of a 38.0% rate in the United States and a 26.6% rate in Canada.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.